JAG Media Holdings, Inc.
6865 S.W. 18th Street, Suite B13
Boca Raton, FL 33433

May 15, 2008

YA Global Investments, L.P.
101 Hudson Street
Suite 3700
Jersey City, NJ 07302

Re:
Letter Agreement between YA Global Investments, L.P. (“YA Global”) and JAG Media Holdings, Inc. (“JAG Media”) dated January 31, 2008, as amended by letter agreements between YA Global and JAG Media dated March 11, 2008, March 31, 2008 and April 14, 2008 (“YA Global Agreement”).

Gentlemen:

This will confirm our understanding that the terms and conditions of the YA Global Agreement are hereby amended as set forth below.

1. Section 4 of the YA Global Agreement, as amended, shall be replaced in its entirety by the follow section:

Amended Section 4: The following agreements shall become effective as of the Effective Date:

(a)
The definition of “Warrant Exercise Price” as set forth in Section 1 (b) (xiii) of Warrant No. CCP-3 and Warrant No. CCP-4 shall be deleted in its entirety, and a new definition of “Warrant Exercise Price” shall be substituted in each of these three Warrants, which shall read as follows:

(xiii)  “Warrant Exercise Price” means 88% of the average of the Volume Weighted Average Price of the Common Stock as quoted by Bloomberg, L.P. during the thirty (30) trading days immediately prior to the “Exercise Restriction Date” or such shorter period if less than thirty (30) trading days have elapsed.

(b)	A new defined term entitled “Exercise Restriction Date” shall be added to Section 1 (b) of Warrant No. CCP-3 and Warrant No. CCP-4, which shall read as follows:

Y.A. Global Investments, L.P.
May 15, 2008
Page -2-

Warrant No CCP-3

(xv) “Exercise Restriction Date” means September 30, 2008, the first date upon which this Warrant may be exercised.

Warrant No. CCP-4

(xv) “Exercise Restriction Date” means December 31, 2008, the first date upon which this Warrant may be exercised.

(c)    Notwithstanding anything to the contrary in Warrant No. CCP-3 and Warrant No. CCP-4, such Warrants are hereby amended so that each Warrant may be exercised by its respective holder of record on any Business Day commencing on the Exercise Restriction Date for that Warrant and prior to 11:59 PM Eastern Time on the Expiration Date. YA Global shall affix, and keep affixed, to all Warrants a copy of this agreement. The changes set forth herein shall only become effective as of the Effective Date. YA Global agrees that it will not exercise Warrant No. CCP-3 and Warrant No. CCP-4 at any time prior to the automatic termination date as set forth below.

2.     Warrant No. CCP-1, Warrant No. CCP-2 and Warrant No. CCP-5 shall no longer be subject to any revised “Warrant Exercise Price” or any “Exercise Restriction Date” set forth in the YA Global Agreement or any amendments thereto. Furthermore, effective immediately upon the execution of this letter agreement, the Warrant Exercise Price for Warrant No. CCP-5 shall be changed from $0.80 per share to $0.40 per share.

3.     The automatic termination date set forth in paragraph 8 of the YA Global Agreement is hereby changed from April 30, 2008 to May 30, 2008.

If the foregoing accurately reflects your understanding of our agreement regarding the above matter, please indicate your agreement and acceptance by signing in the appropriate space below and returning a fully executed and dated copy of this agreement to the undersigned.

Sincerely yours,		AGREED AND ACCEPTED:
JAG Media Holdings, Inc.		YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.)

		By:	Yorkville Advisors, LLC
By:	/s/ Thomas J. Mazzarisi	Its:	Investment Manager
Name: Thomas J. Mazzarisi
	Title: Chairman & CEO	By:	/s/ Mark A. Angelo
	Date: May 15, 2008		Name: Mark A. Angelo
Date: May 16, 2008